UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2016

Odyssey Marine Exploration, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on May 23, 2016, Odyssey Marine Exploration, Inc. (the “Company”) received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market notifying the Company that, because the market value of its listed securities had been below the minimum $35.0 million required for 30 consecutive business days, it no longer complied with the requirements for continued listing on the NASDAQ Capital Market set forth in NASDAQ Listing Rule 5550(b)(2). In accordance with NASDAQ Listing Rule 5810(c)(3)(C), the Company was provided a period of 180 calendar days in which to regain compliance. In order to regain compliance with the market value requirement, the market value of the Company’s listed securities must have been at least $35.0 million for a minimum of ten consecutive business days during the 180-day period.

On November 22, 2016, the Company was notified by the Staff that, based on the Company’s continued non-compliance with the minimum market value requirement for continued listing, as set forth in NASDAQ Listing Rule 5550(b)(2), the Company’s securities are subject to delisting from NASDAQ unless the Company timely requests a hearing before the NASDAQ Hearings Panel (the “Panel”). The Company intends to timely request a hearing before the Panel, at which the Company will present its plan to regain compliance with all applicable requirements for continued listing on NASDAQ. The Company is also considering available options to regain compliance with the listing requirements, which will be set forth in the plan presented to the Panel. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “OMEX” during the hearing process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2016	Odyssey Marine Exploration, Inc.

	By:	/s/ Jay A. Nudi
Jay A. Nudi Interim Chief Financial Officer